UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2018

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Southport Drive
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 13, 2018, Charles & Colvard, Ltd. (the “Company”), and its wholly-owned subsidiary, charlesandcolvard.com, LLC (collectively, the “Borrowers”), obtained a $5,000,000 asset-based revolving credit facility (the “Credit Facility”) from White Oak Commercial Finance, LLC (“WOCF”). The Credit Facility may be used for general corporate and working capital purposes, including permitted acquisitions. The Credit Facility will mature in three years. The Credit Facility is guaranteed by Charles & Colvard Direct, LLC, a wholly-owned subsidiary of the Company (the “Guarantor”), and is secured by a lien on substantially all assets of the Borrowers and the Guarantor.

The Borrowers must maintain at least $500,000 in excess availability at all times. There are no other financial covenants.

The Company has not requested any advances under the Credit Facility and there is currently no outstanding balance. Advances under the Credit Facility are limited to a borrowing base, which is computed by applying specified advance rates to the value of the Borrowers’ eligible accounts receivable and inventory, plus the value of precious metal jewelry components, less reserves. The inclusion of inventory and precious metal jewelry components in the borrowing base is subject to completion of an inventory appraisal. Eligible inventory is further limited to 60% of the net borrowing base, while precious metal jewelry components are limited to $500,000.

Advances may be either revolving or non-revolving. Non-revolving advances are limited to $1,000,000 in aggregate principal amount outstanding and must be repaid on each January 15 (which may be effected by conversion to revolving advances, absent an event of default). There are no other mandatory prepayments or line reductions. The Company may elect to prepay advances in whole or in part at any time without penalty. In addition, the Credit Facility may be terminated by the Company at any time, subject to a $100,000 fee in the first year of the Credit Facility, a $50,000 fee in the second year, and no fee thereafter.

During the first year of the Credit Facility, revolving advances will accrue interest at a rate equal to one-month LIBOR (reset monthly, and subject to a 1.25% floor) plus 3.75%, and non-revolving advances will accrue interest at such LIBOR rate plus 4.75%. Thereafter, the interest margins will reduce upon the Company’s achievement of a specified fixed charge coverage ratio. However, advances are in all cases subject to a minimum interest rate of 5.50%. Interest is calculated on an actual/360 basis and payable monthly in arrears. Principal outstanding during an event of default accrues interest at a rate 2% in excess of the rate otherwise applicable.

The Credit Facility is evidenced by a credit agreement, dated as of July 13, 2018 (the “Credit Agreement”), and customary ancillary documents. The Credit Agreement and ancillary documents contain customary covenants, representations, fees, and cash dominion provisions, including a financial reporting covenant and limitations on dividends, distributions, debt, liens, loans, investments, mergers, acquisitions, divestitures, and affiliate transactions.

Events of default under the Credit Facility include, without limitation, a change in control, an event of default under other indebtedness of the Borrowers or Guarantor in excess of $250,000, a material adverse change in the business of the Borrowers or Guarantor or in their ability to perform their obligations under the Credit Facility, and other circumstances that WOCF believes may impair the prospect of repayment. If an event of default occurs, WOCF is entitled to take enforcement action, including acceleration of amounts due under the Credit Facility and foreclosure upon collateral.

The Credit Agreement contains other customary terms, including indemnity, expense reimbursement, yield protection, and confidentiality provisions. WOCF is permitted to assign the Credit Facility.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. A copy of the press release announcing the Credit Facility is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Document

10.1	Credit Agreement, dated as of July 13, 2018, by and among Charles & Colvard, Ltd., charlesandcolvard.com, LLC, Charles & Colvard Direct, LLC, and White Oak Commercial Finance, LLC

99.1	Press Release dated July 17, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

July 17, 2018	By:	/s/ Clint J. Pete
Clint J. Pete
Chief Financial Officer